Exhibit 99.1

Wayside Technology Group, Inc. Reports 2017 First Quarter Results

and Declares Quarterly Dividend

Q1 2017:

Revenue:$112.8 million

Income from operations: $1.8 million

Net income:$1.3 million

Diluted earnings per share: $0.30 per share

Dividend declared - $0.17 per share

EATONTOWN, NJ, April 27, 2017 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the first quarter ended March 31, 2017.  The results will be discussed in a conference call to be held on Friday, April 28, 2017 at 10:00 a.m. EDT.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/site/content/webcasts.

Net income for the quarter ended March 31, 2017 increased 28% to $1.3 million, compared to $1.0 million during same period last year.

Diluted earnings per share for the quarter ended March 31, 2017 increased 35% to $0.30, compared to $0.22, for the same period in 2016.

On April 26, 2017, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable May 17, 2017 to shareholders of record on May 10, 2017.

“We are very pleased to report a great first quarter of 2017” said Simon F. Nynens, Chairman and Chief Executive Officer. “In cooperation with our vendor partners we continue to offer innovative security, virtualization and cloud solutions to our customers. As an entrepreneurial and flexible specialty distributor, we meet the demands of our partners in these high growth markets. In addition, we will continue to utilize our capital to maximize our shareholder return in 2017. We paid dividends now for 57 consecutive quarters and during this quarter we bought back 95,015 shares of our stock.”

Operating Results:

Net sales for the quarter ended March 31, 2017 increased 21% to $112.8 million compared to $93.3 million for the same period in 2016. Lifeboat Distribution segment net sales for the quarter ended March 31, 2017 increased 21% to $104.5 million, compared to $86.3 million for the same period in 2016. TechXtend segment net sales for the quarter ended March 31, 2017 increased 19% to $8.3 million, compared to $7.0 million for the same period in 2016.

Gross profit for the quarter ended March 31, 2017 increased 14% to $6.8 million compared to $6.0 million for the same period in 2016. Lifeboat Distribution segment gross profit for the quarter ended March 31, 2017 increased 13% to $5.8 million, compared to $5.2 million in the same period in 2016. TechXtend segment gross profit for the first quarter of 2017 increased 15% to $0.9 million, compared to $0.8 million in 2016.

Gross profit margin (gross profit as a percentage of net sales) for the quarter ended March 31, 2017 decreased by 0.4 percentage points to 6.0%, compared to 6.4% for the same period in 2016. Lifeboat Distribution segment gross profit margin for the quarter ended March 31, 2017 decreased by 0.4 percentage points to 5.6%, compared to 6.0% for the same period last year. TechXtend segment gross profit margin for the quarter ended March 31, 2017 decreased 0.5 percentage points to 11.0%, compared to 11.5% for the same period in 2016.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended March 31, 2017 increased 11% to $5.0 million, compared to $4.5 million for the same quarter of 2016. The increase in general and administrative expenses is primarily due to increased employee related expenses to support our growth. SG&A expenses as a percentage of net sales were 4.4% in 2017 compared to 4.8% in 2016.

For the first quarter ended March 31, 2017, the Company recorded a provision for income taxes of $0.6 million.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, Dell/Dell Software, erwin, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Micro Focus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	March 31,	December 31,
	2017	2016
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$11,090	$13,524
Accounts receivable, net of allowances of $2,806 and $2,293, respectively	68,865	83,317
Inventory, net	2,461	2,324
Prepaid expenses and other current assets	877	948
Total current assets	83,293	100,113

Equipment and leasehold improvements, net	1,999	1,937
Accounts receivable long-term	10,917	11,119
Other assets	225	113
Deferred income taxes	455	416

Total assets	$96,889	$113,698

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$59,983	$76,087
Total current liabilities	59,983	76,087

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,538,995 and 4,555,434 shares, respectively	53	53
Additional paid-in capital	29,730	30,683
Treasury stock, at cost, 745,505 and 729,066 shares, respectively	(12,455)	(12,029)
Retained earnings	21,057	20,515
Accumulated other comprehensive loss	(1,479)	(1,611)
Total stockholders’ equity	36,906	37,611
Total liabilities and stockholders’ equity	$96,889	$113,698

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Three months ended
	March 31,
	2017	2016
	(Unaudited )
Revenues
Lifeboat segment	$104,483	$86,340
TechXtend segment	8,313	6,983
Total Revenue	112,796	93,323

Cost of sales
Lifeboat segment	98,640	81,187
TechXtend segment	7,397	6,183
Total Cost of sales	106,037	87,370

Gross Profit	6,759	5,953

Operating expenses
Selling costs	2,578	2,322
Share- based compensation	347	399
Other general and administrative expenses	2,042	1,739
Total Selling, general and administrative expenses	4,967	4,460

Income from operations	1,792	1,493

Interest, net	148	64
Income before provision for income taxes	1,940	1,557
Provision for income taxes	621	528

Net income	$1,319	$1,029

Income per common share - Basic	$0.30	$0.23
Income per common share - Diluted	$0.30	$0.22

Weighted average common shares outstanding - Basic	4,343	4,565
Weighted average common shares outstanding - Diluted	4,359	4,580